Appendix A: Code of Ethics
HMS ADVISER LP
CODE OF ETHICS

This Code of Ethics (“Code”) is adopted pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and in accordance with Rule 17j-1(c) under the Investment Company Act of 1940, as amended (the “1940 Act”), by HMS Adviser LP (the “HMS Adviser” or the “Adviser”) in order to set forth guidelines and procedures promoting ethical practices and conduct.

I.    Standards of Business Conduct:

The Code is based on the principle that HMS Adviser owes its clients a duty of undivided loyalty. As an investment adviser, HMS Adviser has a fiduciary responsibility to its clients. Clients’ interests must always be placed first. Thus, HMS Adviser personnel must conduct their personal securities transactions in a manner that does not interfere, or appear to interfere, with any transaction for a client or otherwise takes unfair advantage of a client relationship. Personnel must not take inappropriate advantage of their positions. No personnel shall accept any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of HMS Adviser. All HMS Adviser personnel must adhere to these fundamental principles as well as comply with the specific provisions set forth herein.

In particular, it shall be unlawful for any affiliated person of HMS Adviser, in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by any client of HMS Adviser, to:

•	Employ any device, scheme or artifice to defraud the client;

•
Make to the client any untrue statement of a material fact or omit to state to any client a material fact necessary in order to make the statement made, in light of the surrounding circumstances, not misleading;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on any client; or

•	Engage in any manipulative practice with respect to any client.

It bears emphasis that technical compliance with these provisions will not insulate from scrutiny transactions that demonstrate a pattern of compromise or abuse of personnel’s fiduciary responsibilities to clients. All personnel must seek to be scrupulous in their adherence to the ideals of openness, integrity, honesty and trust.

Rule 204A-1 of the Advisers Act requires that all HMS Adviser personnel must comply with all applicable Federal Securities Laws.

II.    Definitions:
The following definitions apply for purposes of the Code:

A.    Access Person means:

1.
Any of HMS Adviser’s supervised persons who have access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

2.	All directors, officers and partners of HMS Adviser are presumed to be access persons.

B.
Automatic Investment Plan refers to any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

C.
Beneficial Ownership is interpreted consistent with Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and Rule 16a-1(a)(2) thereunder. Rule 16a-1(a)(2) provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security. Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

D.    Control has the same meaning as in Section 2(a)(9) of the 1940 Act.

E.
Federal Securities Laws means the Securities Act of 1933, as amended (the “1933 Act”), the Exchange Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of the referenced statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

F.    Fund means an investment company registered under the 1940 Act.

G.
Initial Public Offering means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

H.	Limited Offering means an offering that is exempt from registration under the 1933 Act, pursuant to Section 4(2) or 4(5) or pursuant to Rules 504, 505 and 506 promulgated under the 1933 Act.

I.	Purchase or Sale of Securities includes, among other things, the writing of an option to purchase or sell a security.

J.
Reportable Fund means any Fund for which HMS Adviser serves as an investment adviser as defined in section 2(a)(20) of the 1940 Act (i.e., in most cases, HMS Adviser must be approved by the Fund’s board of directors before it can serve), or any Fund whose investment adviser or principal underwriter Controls HMS Adviser, is Controlled by HMS Adviser, or is under common Control with HMS Adviser.

K.
Reportable Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing, except that a Reportable Security does not include:

1.    Direct obligations of the Government of the United States;

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
3.    Shares issued by money market funds;

4.
Shares issued by registered open-end funds (although if the Firm acts as investment adviser for a registered fund, Access Person transactions in shares of such fund will become reportable) other than Reportable Funds; and

5.	Shares issued by unit investment trusts that are invested exclusively in one or more unaffiliated open-end funds, none of which are Reportable Funds.

L.
Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of HMS Adviser, or other person who provides investment advice on behalf of HMS Adviser and is subject to the supervision and control of HMS Adviser.

III.    General Obligation of Confidentiality:
No Access Person may disclose confidential information regarding the Adviser, its affiliates, its lenders, its clients or its other business partners, unless disclosure is authorized or required by law. Confidential information includes all non-public information that might be harmful to, or useful to the competitors of, the Adviser, its affiliates, its lenders, its clients or its other business partners. This obligation continues even after an Access Person leaves the Adviser, until the information is made publicly available (other than by breach of someone known to such Access Person to be subject to a duty of confidentiality regarding such information).
IV.     Personal Prohibited Securities Transactions:

No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction shall acquire, any direct or indirect Beneficial Ownership in any security in an initial public offering or in a limited offering, unless such Access Person shall have obtained prior written approval for such transaction from the Chief Compliance Officer (provided that, in the case of the Chief Compliance Officer, approval shall be granted by the Chief Executive Officer). This also applies to investments in HMS Income Fund, Inc. other than (1) investments through the dividend reinvestment program and (2) investments by an independent director to the extent such director is not in possession of material non-public information at the time of his or her investment decision.

A copy of a pre-clearance form is attached hereto as Attachment 2. In determining whether to approve the transaction, the Chief Compliance Officer (or Chief Executive Officer, in the case of the Chief Compliance Officer) will consider whether the opportunity to purchase or sell such Securities should be first offered to eligible clients, or whether an Access Person is being offered the opportunity because of his or her position with the Adviser. Pre-clearance shall be effective for five days.

Access Persons are discouraged from engaging in short-term (e.g., holding periods under 30 days) personal trading. Repeated short-term trading may subject the Access Person to sanctions by the Adviser. Except for limited circumstances and subject to disclosure and pre-clearance approval, Adviser employees should not execute trades opposite of positions the Adviser takes on behalf of its clients.

The Chief Compliance Officer shall, when necessary, obtain prior written approval for such transactions from the Chief Executive Officer, who shall, in making a determination whether to approve the transaction, consider whether the opportunity to purchase or sell such Securities should be first offered to eligible clients, or whether an Access Person is being offered the opportunity because of his or her position with the Adviser. Pre-clearance shall be effective for five days.

In addition, the Chief Compliance Officer shall maintain a current list of issuers of securities that HMS Adviser is analyzing and/or recommending for client transactions and issuers of securities for which an employee receives non-public information (i.e., a “restricted list”). No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction shall acquire, any direct or indirect Beneficial Ownership in any security that is on such list.
V.    Reporting Requirements:

The Adviser shall appoint a Chief Compliance Officer who shall furnish each Supervised Person with a copy of this Code, and any amendments, upon commencement of employment and annually thereafter.

Each Supervised Person is required to certify, through a written acknowledgment, within 10 days of commencement of employment, that he or she has received, read and understands this Code and recognizes that he or she is subject to the provisions and principles detailed therein. In addition, each Supervised Person is required to certify, through a written acknowledgment, within 10 days of any amendment to this Code, that he or she has received, read and understands this Code and recognizes that he or she is subject to the provisions and principles detailed therein.

In addition, the Chief Compliance Officer shall notify each Access Person of his or her obligation to file an initial holdings report, quarterly transaction reports, and annual holdings reports, as described below.

A.	Initial Holdings Reports:
Each Access Person must, no later than 10 days after the person becomes an Access Person, submit to the Chief Compliance Officer or other designated person a report of the Access Person’s current securities holdings. A copy of a form of such report is attached hereto as Attachment 3. The information provided must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. The report must include the following:

1.
The title and type of the security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares held for each security, and the principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

2.	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

3.	The date the Access Person submits the report.

B.    Quarterly Transaction Reports:

Each Access Person must, no later than 30 days after the end of each calendar quarter, submit to the Chief Compliance Officer or other designated person a report of the Access Person’s transactions involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership. A copy of a form of such report is attached hereto as Attachment 4. The report must cover all transactions occurring during the calendar quarter most recently ending. The report must contain the following information:
1.    The date of the transaction;

2.
The title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, the principal amount of each reportable security involved;

3.	The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);
4.    The price of the security at which the transaction was effected;

5.	The name of the broker, dealer or bank with or through which the transaction was effected; and
6.    The date the Access Person submits the report.
C.    Annual Holdings Reports:

Each Access Person must submit, to the Chief Compliance Officer or other designated person, an annual holdings report reflecting holdings as of a date no more than 45 days before the report is submitted. The Annual Holdings Report must be submitted at least once every 12-month period, on a date to be designated by the Adviser. A copy of a form of such report is attached hereto as Attachment 5. The Chief Compliance Officer will notify every Access Person of the date. Each report must include:

1.
The title and type of the security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares held for each security, the principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

2.	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

3.    The date the Access Person submits the report.
D.    Exceptions from Reporting Requirements:

An Access Person need not submit a quarterly transaction report under this section of the Code for:

1.
Securities held in accounts over which the Access Person had no direct or indirect influence or control as determined by the CCO in accordance with applicable guidance, a “Third Party Managed Account”);

2.    Transactions effected pursuant to an automatic investment plan; or

3.
Duplicate information contained in broker trade confirmations or account statements that the Adviser holds in its records, so long as the Adviser receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

No account shall be treated as a Third Party Managed Account until the CCO determines and informs the Access Person that the account meets the relevant requirements. In making a determination that an account meets the requirements to be treated as a Third Party Managed Account, the CCO may consider, as he or she determines relevant under the circumstances such factors as set forth in the Adviser’s compliance manual.
E.    Certifications of Compliance:
All Access Persons must certify annually, through an Acknowledgment Regarding Code of Ethics in the form provided in Attachment 1, that they have reported all transactions and holdings that they are required to report under this Code.
All Supervised Persons must certify annually, through an Acknowledgment Regarding Code of Ethics in the form provided in Attachment 1, that they have received this Code. In addition, all Supervised Persons must certify annually, through an Acknowledgment Regarding Code of Ethics in the form provided in Attachment 1, that (1) they have read, understood and agree to abide by this Code; (2) they have complied with all applicable requirements of this Code; and (3) they have reported all transactions and holdings that they are required to report under this Code.
VI.    Confidentiality of Reports:

All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the Securities and Exchange Commission, upon request.
VII.    Review and Enforcement:

Supervised Persons are required to promptly report potential violations of the Code to the Chief Compliance Officer or, provided the Chief Compliance Officer also receives reports of all violations, to another designated person. All reported potential violations will be investigated and, if appropriate, sanctions will be imposed. Sanctions may include, but are not limited to, a letter of caution or warning, reversal of a trade or transaction, disgorgement of profit and absorption of costs associated with a transaction, supervisor approval to trade for a proscribed period, fine or other monetary penalty, suspension of personal trading privileges, suspension of employment (with or without compensation) and termination of employment.

An exception to any of the policies, restrictions and requirements set forth herein may be granted only upon a showing by an Access Person, to the Chief Compliance Officer, that such Access Person would suffer extreme financial hardship should an exception not be granted. The grant of such exception will be in the sole discretion of the Chief Compliance Officer.

All Initial Holdings Reports, Quarterly Transactions Reports, Annual Holdings Reports and certifications must be reviewed by the Chief Compliance Officer, or some other designated person. This review will include, but is not limited to, an assessment of whether the Access Person followed pre-clearance requirements, a comparison of personal securities transactions to any restricted lists, an assessment of whether the Access Person is trading for his or her own account in the same securities he or she is trading for clients and if so, whether the clients are receiving terms as favorable as those the Access Person takes for himself, periodic analyses of the Access Person’s trading for patterns indicating abuse and investigations into any substantial disparities between the percentage of trades that are profitable when the Access Person trades for his or her own account versus the percentage that are profitable when he or she trades for clients.
VIII.     Insider Trading:
Federal law prohibits trading, either for oneself or for others, on the basis of material non-public information or communicating material non-public information to others in violation of applicable law. This is often called “insider trading” and the prohibitions include (1) trading by an insider while in possession of material non-public information; (2) trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or (3) communicating material non-public information to others in breach of a fiduciary duty. There are severe penalties for firms and individuals that engage in the act of insider trading, including fines, civil injunctions, treble damages, disgorgement of profits and jail sentences.
Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities. No “bright line” test exists to determine whether information is material; assessments of materiality involve highly fact specific inquiries. Access Persons should direct any questions regarding the materiality of information to the Chief Compliance Officer.

“Non-public information” generally means information that has not been made available to the investing public.
Given the severe penalties imposed on individuals and firms engaging in insider trading, Access persons may not:

•	trade the securities of any company in which he or she is deemed an insider who may possess material non-public information about the company;

•	trade the securities of any company except in accordance with the Adviser’s policies and procedures and the securities laws; and

•	discuss any potentially material, non-public information with colleagues, except as specifically required by his or her position.
IX.    Record-keeping:

The Adviser shall maintain records in the manner and to the extent set forth below, which may be maintained on microfilm or electronically as permissible under the conditions described in Rule 204-2(g) under the Advisers Act, or under no-action letters or interpretations under that Rule, and shall be available for examination by representatives of the Securities and Exchange Commission.

The records required to be maintained must be kept in an easily accessible place for five years, the first two in an appropriate office of the Adviser.

A.	A copy of this Code and any amendments hereto adopted shall be preserved (including for five years after the Code or amendment, as applicable, is no longer in effect).

B.
A record of any violation of this Code and of any action taken as a result of that violation shall be preserved for a period of not less than five years following the end of the fiscal year in which the last entry in the record of the violation is made. This requirement does not suggest that reports of violations need be kept as records under this Code.

C.	A record of all written acknowledgements, as required by Section IV of this Code, for each person who is currently or within the past five years was a Supervised Persons, shall be preserved.

D.	A copy of each report made by an Access Person, including any information provided in lieu of any report, pursuant to this Code shall be preserved.

E.
A list of all Access Persons who are, or within the past five years have been, required to make reports pursuant to this Code and all persons who are, or within the past five years have been, responsible for reviewing the reports, shall be maintained.

F.
A copy of any decisions, and any reasons supporting the decisions, to approve the purchase of private placement securities or public offerings by Access Persons shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.

X.    Amendment and Interpretation:

This Code may be amended as necessary to maintain compliance with Federal Securities Laws by the written concurrence of the Chief Compliance Officer and the Chief Executive Officer. Notice of any and all amendments shall be promptly given to each Supervised Person and any other persons subject to the provisions of this Code and each such person will provide a written acknowledgement of his or her receipt of the amended Code. In addition, the Board of Directors of HMS Income Fund, Inc. shall be promptly notified of any material change in this Code. This Code is subject to interpretation by the Chief Compliance Officer, but shall in all cases be interpreted consistent with the language of the Code, Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act.

Attachment 1

HMS ADVISER LP
CODE OF ETHICS
CERTIFICATION FORM

CERTIFICATION UPON BEING DESIGNATED A “SUPERVISED PERSON” OR UPON AMENDMENT TO CODE OF ETHICS
This is to certify that I have received a copy of the Code of Ethics of HMS Adviser LP (together with amendments thereto, the “Code of Ethics”) and have read and understand the Code of Ethics. I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

Supervised Person’s Name (Please Print):

Supervised Person’s Signature:

Date of Certification:

ANNUAL CERTIFICATION OF ALL “SUPERVISED PERSONS”

This is to further certify that I have complied with the requirements of such Code of Ethics and that I have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such Code of Ethics.
Please sign and return this Certification Form to the Company’s Chief Compliance Officer, Jason Maxwell, at the offices of HMS Adviser LP. Please retain the Code of Ethics for your records.

Supervised Person’s Name (Please Print):

Supervised Person’s Signature:

Date of Certification:

Attachment 2

____ HMS Income Fund, Inc.
or
____ HMS Adviser LP

PRE-CLEARANCE FORM

Use this form to request pre-clearance of a transaction to purchase a Limited Offering, Initial Public Offering or to purchase or sell a security issued by an issuer appearing on the Portfolio or Pipeline Reports. Please submit this form, together with a copy of the Limited Offering documentation to the Chief Compliance Officer at least five (5) business days before the planned investment.

Employee Name:                     Date:
Issuer/Investment Name:
Terms of Purchase (price, purchaser – individual, joint, entity, etc.):
Proposed Transaction Date:
How did you learn about this opportunity?
Related to a Portfolio or Pipeline security?
Approved:                         Date:
Not Approved:                     Date:
Comments:

Attachment 3

____ HMS Income Fund, Inc.
or
____ HMS Adviser LP

INITIAL HOLDINGS REPORT
As of _________

To:    Chief Compliance Officer

A. Securities Holdings. I have listed below (or attached hereto a listing) all of my Securities Holdings held by me or Beneficial Owners as defined by the Code of Ethics of HMS Income Fund, Inc. and/or the Code of Ethics of HMS Adviser LP, as applicable.

Title of Security	CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares and Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

B. Brokerage Accounts. I, or a Beneficial Owner, have established the following accounts in which securities are held for my direct or indirect benefit:

Name of Broker, Dealer or Bank
1.
2.
3.

C. Other Matters. This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date: ___________                         Signature:
Print Name:

Attachment 4

____ HMS Income Fund, Inc.
or
____ HMS Adviser LP

QUARTERLY TRANSACTION REPORT
For the Calendar ______ Quarter Ended:

To:    Chief Compliance Officer

A. Securities Transactions. During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of HMS Income Fund, Inc. and/or the Code of Ethics of HMS Adviser LP, as applicable:

Title of Security	CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares and Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

B. New Brokerage Accounts. During the quarter referred to above, I established the following accounts in which securities were held during the quarter for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Was Established
1.
2.
3.

C. Other Matters. This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date: ___________                         Signature:
Print Name:

Attachment 5

____ HMS Income Fund, Inc.
or
____ HMS Adviser LP
(collectively, the “Company”)

ANNUAL HOLDINGS REPORT
As of [Month Day, Year]

To:    Chief Compliance Officer

As of [Month Day, Year], I had direct or beneficial ownership interest in the securities listed below which are required to be reported pursuant to Rule 17j-1 under the Investment Company Act of 1940 or Rule 204A-1 of the Investment Advisers Act of 1940:

A.
Securities Holdings. I have listed below (or attached hereto a listing) all of my Securities Holdings held by me or Beneficial Owners as defined by the Code of Ethics of HMS Income Fund, Inc. and/or the Code of Ethics of HMS Adviser LP, as applicable.

Title of Security	CUSIP Number	Number of Shares and Principal Amount

B. As of [Month Day, Year], I maintained accounts with brokers, dealers, and banks listed below in which securities were held for my direct or indirect benefit:

Brokerage Accounts. I, or a Beneficial Owner, have established the following accounts in which securities for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Was Established *
1.
2.
3.

This report (i) excludes securities and accounts over which I had no direct or indirect influence or control; (ii) excludes securities not required to be reported (for example, direct obligations of the U.S. Government, shares of registered investment companies etc.); and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities accounts listed above.

Date: ___________                         Signature:
Print Name: